Exhibit 99.1

P&F INDUSTRIES REPORTS FIRST-QUARTER 2007 RESULTS

MELVILLE, N.Y., May 14, 2007 - P&F Industries, Inc. (Nasdaq GM: PFIN) today announced results from operations for the first quarter ended March 31, 2007.

FIRST-QUARTER RESULTS

Revenues for the first quarter of 2007 decreased to $25.0 million from $26.8 million for the same period in 2006. Earnings from continuing operations for the first quarter decreased to $147,000, as compared to $872,000 in the first quarter of 2006. Diluted earnings per share from continuing operations for the first quarter were $.04 per share as compared to $.23 per share for the comparable period in 2006. Earnings from continuing operations declined primarily as a result of weaker revenues and lower gross margins in the first quarter of 2007 for the hardware business, partially offset by the results of operations of the newly-acquired Hy-Tech Machine, Inc.

The loss from discontinued operations, net of tax benefit, for the first quarter of 2007 was approximately $21,000 compared to earnings of $2,000 for the same period last year.

Net earnings for the first quarter decreased to $126,000, or $.03 per diluted share, compared to $874,000, or $.23 per diluted share, for the same period in 2006.

The Company’s consolidated condensed financial statements for all periods presented reflect the operations of Green Manufacturing and Embassy Industries as discontinued operations, which resulted from the disposition of substantially all of the assets of Green in several transactions occurring in 2004 and 2005, as well as the disposition of all of the non-real estate assets of Embassy in October 2005.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “We were extremely disappointed by our performance this past quarter. With respect to Countrywide Hardware’s business, we began to face challenges in the fourth quarter of 2006 as a result of the continuing softness in the national new home construction market, as well as with certain competitive pressures on a regional basis coupled with material cost increases in metals. The housing market worsened considerably in the first quarter of 2007 and was particularly severe in several of our key markets in the South and West. As a result, we are continuing to take steps to maintain our customer base and reduce operating costs to minimize margin erosion going forward. Florida Pneumatic’s business, although essentially flat this quarter versus the comparable period, is performing as expected and has stabilized somewhat after the volatile 2006 fiscal year. Fortunately, we have been successful in introducing new products to this channel and anticipate benefits from these product sales throughout 2007. In February 2007, we acquired Hy-Tech Machine, Inc., a subsidiary of Continental Tool Group, Inc., which has helped to counteract the volatile retail sector due to its emphasis on the more stable industrial tool channel. Although Hy-Tech’s results are only included since its February 12th acquisition, they have helped reduce further gross profit erosion in our tool sector. Finally, with the anticipated sale of Embassy’s building in the latter part of the second quarter of 2007, we expect to receive additional cash of approximately $4.4 million, net of related costs and the satisfaction of an existing mortgage, which will result in a gain of approximately $5 million. The after-tax proceeds of approximately $2.7 million will be used to pay down debt.”

At Countrywide Hardware, revenues for the first quarter of 2007 decreased by $4,041,000, or 23.2%, to $13.3 million from $17.4 million in the first quarter of 2006. Revenues from our hardware segment decreased at each of our units in this group primarily due to softness in the new home construction market, which is a principal driver for this sector. Woodmark’s revenues decreased $2,461,000, or 22.4%, with revenues from the sale of staircase components decreasing in the first quarter by approximately $1,682,000, or 19.5%, due primarily to softness in the new home construction market. Further, revenues in our kitchen and bath products sold into the mobile home and remodeling markets decreased approximately $779,000, or 32.9%, as sales to two significant customers, one of which serves the manufactured housing market, have been adversely impacted by market conditions. Nationwide’s revenues decreased by approximately $851,000, or 17.9%, primarily attributable to a decrease of approximately $194,000 in sales of fencing products due to market weakness and competition, a decrease of approximately $194,000 in OEM products from market weakness and the timing of certain customer orders and a decrease of approximately $463,000 in sales of patio products due primarily to market weakness and an uneventful hurricane season. Pacific Stair’s revenues decreased by approximately $727,000, or 43.7%, primarily attributable to significant softness in the new home construction market in the southern California region. Countrywide Hardware’s gross profit margin for the quarter increased from 29.8% to 30.2%. The increase in the gross profit percentage from hardware was due primarily to a favorable product mix in its Kitchen and Bath division due to selling price increases and the effect of lower sales to a significant, but low-margin, customer. These gross margin percentage increases were partially offset by (a) selling price reductions at Nationwide due to competitive pressures and market softness, as well as some cost increases from Asian suppliers that were not fully offset by overall selling price increases, (b) the adverse impact from fixed overhead expenses resulting from lower production and revenue decreases at Pacific Stair, and (c) competitive pricing pressures on stair products in several markets served by Woodmark.

Our tool segment now comprises Florida Pneumatic and Hy-Tech. Florida Pneumatic’s revenues for the first quarter of 2007 were essentially flat at $9.4 million compared to the first quarter of 2006. Retail revenues increased by approximately $253,000 due primarily to new products shipped of approximately $954,000, an increase in base sales to a significant customer of approximately $203,000, and an increase in certain promotional revenues of approximately $224,000, partially offset by a decrease in base sales of approximately $1.1 million from another significant customer. Other revenue increases of approximately $70,000 at our Franklin division were partially offset by decreases in revenue of approximately $140,000 in our catalog business, decreases of approximately $82,000 in our Berkley division, decreases of approximately $97,000 in OEM products and decreases of approximately $62,000 in our automotive business. Revenues from the newly-acquired Hy-Tech were approximately $2.2 million since its acquisition on February 12, 2007. Gross profit margin for the tool business for the first quarter of 2007 decreased from 32.4% in the same period last year to 32.0% The decrease in the gross profit percentage from this segment was due primarily to a decrease in gross profit margin at Florida Pneumatic as a result of certain price reductions to a significant retail customer and material cost increases of various metals purchased by the Franklin division. This margin decrease was partially offset by certain price increases implemented in the industrial and automotive businesses. In addition, this segment’s gross profit margin was favorably impacted by Hy-Tech, which operates in the industrial tool business at higher margins than Florida Pneumatic’s business.

Mr. Horowitz stated, “We are excited about the future for our Hy-Tech business and our ability to reap benefits from some synergies in the industrial marketplace as a result of this acquisition. At the same time, we remain cautiously optimistic about Florida Pneumatic’s business as we continue to focus our efforts on improving gross margins by re-engineering current products for lower cost and developing new high-margin products. We anticipate a favorable impact on revenues from the new products introduced during 2006 and other products under development that are slated for release in 2007.”

FISCAL 2007 OUTLOOK

Concerning anticipated performance for 2007, Mr. Horowitz updated previously-issued guidance and stated, “We anticipate earnings from continuing operations for the year ending December 31, 2007 to decrease 20%-30% as compared to 2006, as the inclusion of the results of the newly-acquired Hy-Tech Machine are not expected to offset the decline in the results of our hardware business due to poor housing starts nationally, as well as certain other competitive pressures.”

“We anticipate consolidated revenues to be flat or decrease up to 5%, primarily due to the anticipated revenue decline at Countrywide, which is expected to be partially offset by the results of the newly-acquired Hy-Tech Machine business. Housing starts in the regions where Woodmark and Pacific Stair do business are expected to be down by approximately 25%. As a result, we expect Woodmark’s sales to decrease 8%-15% and sales at Pacific

Stair to decrease 25%-35%.  Nationwide’s revenues are also expected to decrease 8%-15% due primarily to adverse market conditions and new competition in the fencing business. We anticipate sales at Florida Pneumatic to be flat as increases in our industrial and catalog businesses are expected to be offset by decreases in our retail business. We anticipate revenues at Continental Tool Group, the parent company of Hy-Tech Machine, to be between $13 and $15 million.”

“Gross profit margins are anticipated to range from 29%-31%. We do not anticipate that such overall revenue increases, planned product cost reductions and operating efficiencies will offset margin erosion from increased product and related selling costs that are further compounded by the current economic market and competitive pressures. Selling, general & administrative expenses are anticipated to range from 24%-26% as a percentage of sales. Interest expense is expected to approximate $3.1 million, increasing approximately $1.1 million, or 56%, as a result of servicing the debt related to the acquisition of Hy-Tech Machine.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 14th, at 11:00 a.m. Eastern time to discuss its 2007 first-quarter results. Investors and other interested parties can listen to the call by dialing 877-278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through May 21, beginning at 2:00 p.m. Eastern time on May 14, at 800-642-1687 or 706-645-9291, conference ID #7907450.

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2007 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-9800	212-838-3777
www.pfina.com	jburfening@lhai.com

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	March 31, 2007	December 31, 2006
	(unaudited)	(derived from audited financial statements)
Assets
Cash and cash equivalents	$803	$1,340
Accounts receivable — net	15,724	12,685
Notes and other receivables	930	1,207
Inventories — net	34,521	26,693
Deferred income taxes — net	980	980
Assets held for sale	577	577
Assets of discontinued operations	272	300
Income tax refund receivable	1,338	1,356
Prepaid expenses and other current assets	1,581	1,369

Total current assets	56,726	46,507

Property and equipment	23,717	16,140
Less accumulated depreciation and amortization	8,725	8,411
Net property and equipment	14,992	7,729
Goodwill	25,001	24,922
Other intangible assets — net	14,191	10,897
Assets of discontinued operations	32	40
Other assets — net	446	312

Total assets	$111,388	$90,407

Liabilities and Shareholders’ Equity
Short-term borrowings	$8,500	$3,000
Accounts payable	5,993	7,692
Income taxes payable	370	435
Accrued compensation	436	2,158
Other accrued liabilities	3,983	3,068
Current maturities of long-term debt	8,331	7,560
Liabilities of discontinued operations	1,314	1,426

Total current liabilities	28,927	25,339

Long-term debt, less current maturities	29,275	12,060
Liabilities of discontinued operations	350	353
Deferred income taxes — net	1,134	1,134

Total liabilities	59,686	38,886

Total shareholders’ equity	51,702	51,521

Total liabilities and shareholders’ equity	$111,388	$90,407

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2007	2006

Net revenues	$24,959	$26,849
Cost of sales	17,211	18,602
Gross profit	7,748	8,247
Selling, general and administrative expenses	6,853	6,299
Operating income	895	1,948
Interest expense — net	652	492
Earnings from continuing operations before income taxes	243	1,456
Income taxes	96	584
Earnings from continuing operations before discontinued operations	147	872

(Loss) earnings from discontinued operations (net of taxes)	(21)	2
Net earnings	$126	$874

Earnings per common share:

Basic earnings per common share:
Continuing operations	$.04	$.24
Discontinued operations	—	—
	$.04	$.24

Diluted earnings (loss) per common share:
Continuing operations	$.04	$.23
Discontinued operations	(.01)	—
	$.03	$.23

Weighted average common shares outstanding:

Basic	3,582	3,584

Diluted	3,802	3,832

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